UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934




                         California Pizza Kitchen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   13054D 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

----------------------------                        ----------------------------
CUSIP NO.: 13054D 10 9                  13G               Page 2 of 5 Pages
----------------------------                        ----------------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

      Larry S. Flax
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)|_|

                                                              (b)|_|
      Not applicable.
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
              5     SOLE VOTING POWER

                    1,502,749
  NUMBER OF  -------------------------------------------------------------------
   SHARES     6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          -0-
    EACH     -------------------------------------------------------------------
  REPORTING   7     SOLE DISPOSITIVE POWER
   PERSON
    WITH            1,502,749
             -------------------------------------------------------------------
              8     SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,404,549
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN

      SHARES |X|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

----------------------------                        ----------------------------
CUSIP NO.: 13054D 10 9                  13G               Page 3 of 5 Pages
----------------------------                        ----------------------------

Item 1(a)    Name of Issuer:

             California Pizza Kitchen, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:

             6053 West Century Boulevard, 11th Floor
             Los Angeles, California 90045-6442

Item 2(a)    Name of Person Filing:

             Larry S. Flax

Item 2(b)    Address of Principal Business Office or, if none, Residence:

             6053 West Century Boulevard, 11th Floor
             Los Angeles, California 90045-6442

Item 2(c)    Citizenship:

             United States of America

Item 2(d)    Title of Class of Securities:

             Common Stock

Item 2(e)    CUSIP Number:

             13054D 10 9

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             Not applicable.

Item 4       Ownership:

             (a)-(c) The response of Larry S. Flax to Items 5, 6, 7, 8, 9 and 11 in the Cover Page which relates to the beneficial ownership of the Common Stock of the Issuer is incorporated herein by reference.

             Larry S. Flax hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by the Rosenfield Children's Trust.

Item 5       Ownership of Five Percent or Less of a Class:

             Not applicable.

Item 6       Ownership of More than Five Percent on Behalf of Another Person:

             Not applicable.

----------------------------                        ----------------------------
CUSIP NO.: 13054D 10 9                  13G               Page 4 of 5 Pages
----------------------------                        ----------------------------


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

             Not applicable.

Item 8       Identification and Classification of Members of the Group:

             Not applicable.

Item 9       Notice of Dissolution of Group:

             Not applicable.

Item 10      Certification:

             Not applicable.

----------------------------                        ----------------------------
CUSIP NO.: 13054D 10 9                  13G               Page 5 of 5 Pages
----------------------------                        ----------------------------


Signature:        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Date:  February 13, 2001


                                     LARRY S. FLAX


                                              /s/ Larry S. Flax
                                     ---------------------------------